Exhibit 19.1
MINIMED GROUP, INC.
GLOBAL INSIDER TRADING POLICY
(Effective March 24, 2026)
§Purpose
U.S. federal securities laws and rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) prohibit the unethical use of material nonpublic information. This Global Insider Trading Policy (the “Policy”) of MiniMed Group, Inc. and its subsidiaries (collectively, the “Company”) outlines requirements to comply with these laws and rules.
§Scope
This Policy applies to the Company, all employees of the Company (each, an “Employee”), members of the MiniMed Group, Inc. Board of Directors (each, a “Director”) and certain additional Covered Persons (as defined below).
§Policy Statement (Details)

1.BACKGROUND
Summary
U.S. federal securities laws prohibit any Employee or Director, and certain additional Covered Persons (as defined below), from purchasing or selling Company securities while in possession of material nonpublic information concerning the Company, or purchasing or selling securities of another company while in possession of material nonpublic information concerning such company or having material nonpublic information that could affect the share price of such company, when that information was obtained as a result of the person’s employment or relationship to the Company, as well as from tipping material nonpublic information concerning the Company or such other company to others. These laws impose severe sanctions, including the possibility of significant prison sentences, on individuals who violate them.
This Policy was adopted with the goal of helping:
•to prevent inadvertent violations of insider trading laws;
•to avoid the appearance of impropriety on the part of those associated with the Company;
•to protect the Company from controlling person liability; and
•to protect the reputation of the Company, its Directors and its Employees.
What Type of Information Is “Material”?
Information about the Company is considered material if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision whether or not to buy, hold or sell the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. It is not possible to define all categories of material information, but information about any of the following subjects, including where applicable that the Company has plans or is in discussions with respect to any of these subjects, are examples of the type of information which is likely to be considered material:
•the Company’s revenues or earnings;
•a significant merger or acquisition involving the Company;
•information concerning upcoming FDA actions or other significant legal or regulatory developments impacting the Company, including significant clinical trial results or a significant product recall;
•a change in control or a significant change in management of the Company;
•the purchase or sale by the Company of a significant amount of its securities;
•a change in the Company’s dividend or securities repurchase policies;
•a split of the Company’s stock;

•a default on outstanding debt of the Company or a bankruptcy filing;
•a significant Company product release, a significant Company development, invention or discovery, or significant legal or regulatory developments that affect the Company, including its intellectual property rights;
•significant Company licensing or collaboration discussions or agreements;
•a significant Company cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property, devices or information, whether at its facilities or through its information technology infrastructure;
•a conclusion by the Company or a notification from its auditors that any of the Company’s previously issued financial statements should no longer be relied upon; or
•a change in the Company’s auditors.
The above list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. MiniMed Group, Inc.’s General Counsel, in consultation as appropriate with MiniMed Group, Inc.’s Chief Executive Officer, Chief Financial Officer or other members of senior management, has the authority to determine whether any information constitutes material nonpublic information.
When Is Information “Nonpublic”?
Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally. Information generally will be considered nonpublic unless:
(1) the information has been disclosed in a press release, in a public filing made with the Securities and Exchange Commission (such as a report on Form 10-K, Form 10-Q, or Form 8-K), or through a news wire service or broadly accessible news outlet, and
(2) a sufficient amount of time has passed so that the information has had an opportunity to be disseminated within the marketplace, which will generally be upon the completion of one full trading day after the public disclosure. For example, if information is disclosed after-market on a Thursday, it would be considered broadly disseminated by the close of regular trading on Friday.
What are “Securities”?
This Policy applies to transactions in Company common stock, options to purchase common stock, or any other type of securities issued by the Company, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
This Policy also applies to transactions in the securities of other companies while in possession of material nonpublic information concerning such companies or that could affect the share price of such companies, that was learned in the course of employment with, or performance of services for, the Company. Other companies may include, without limitation, any of the Company’s customers, vendors, an acquisition target, or a company in the same industry, sector or subsector.
2.DEFINITIONS
As used in this Policy, the following terms have the meanings specified below:
“Covered Persons” means:
•all Employees:
•all Directors;
•all family members of Directors and Employees who share the same address as, or are financially dependent on, the Director or Employee and any other person who shares the same address as the Director or Employee (other than (1) an employee or tenant of the Director or Employee or (2) another unrelated person whom MiniMed Group, Inc.’s General Counsel, Corporate Secretary, Assistant Corporate Secretary or another individual designated by MiniMed

Group, Inc.’s General Counsel or Corporate Secretary (each, “a member of the Corporate Secretary’s office”) determines should not be covered by this Policy); and
•all corporations, partnerships, trusts or other entities (other than the Company) controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
“Designated Employees” has the meaning given to such term in Section 4.
“Executive Committee Members” means Employees who report to the Chief Executive Officer of MiniMed Group, Inc.
“Pre-Clearance Person” has the meaning given to such term in Section 5.
“Section 16 Officers” means those Employees determined by the Board of Directors of MiniMed Group, Inc. to satisfy the definition of “officer” set forth in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“10b5-1 Plan” has the meaning given to such term in Section 6.
3.GENERAL PROHIBITIONS
Prohibitions While in Possession of Material Nonpublic Information
Except as explicitly provided in Section 6, no Covered Person may:
•purchase, sell or donate any securities of the Company (or recommend to another person or entity that they do so) while in possession of any material nonpublic information concerning the Company;
•disclose to any other person (Company personnel or non-Company personnel) any material nonpublic information concerning the Company, other than persons who need to know the information to conduct Company business, and only if such persons are subject to confidentiality obligations to the Company with respect to the material non-public information;
•purchase, sell or donate any securities of another company (or recommend to another person or entity that they do so) while in possession of any material nonpublic information concerning such company, or that could affect the share price of such other company, which the Covered Person learned in the course of employment with, or performance of services for, the Company; or
•disclose to any other person (either Company personnel or non-Company personnel) any material nonpublic information concerning another company, or that could affect the share price of such other company (which the person or entity subject to this Policy learned in the course of employment with, or performance of services for, the Company, other than persons who need to know the information to conduct Company business, and only if such persons are subject to confidentiality obligations to the Company with respect to the material non-public information.
Prohibitions on Short Sales and Derivative Transactions
No Covered Person may:
•engage in short sales of Company securities, including short sales “against the box”; or
•engage in purchases or sales of puts, calls or other derivative securities based on the Company’s securities.
Pledges and Hedges
No Director or Section 16 Officer may:
(i) purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan, or
(ii) enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
The Company cautions and advises all other Covered Persons to seek their own legal counsel in connection with:

(i) purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan, or
(ii) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.
Reminder of Obligations After Cessation of Service
If a person ceases to be a Director or Employee at a time when he or she is in possession of material nonpublic information, the applicable prohibitions in this Policy shall continue to apply to such person (and their applicable familiy members and entities included as Covered Persons) until that information has become public or is no longer material.
4.TRADING PROHIBITIONS DURING RESTRICTED PERIODS
Quarterly Restricted Periods
Except as explicitly provided in this Policy, no person or entity listed below may purchase, sell or donate any securities of the Company during the period beginning the second Monday prior to the end of each fiscal quarter and ending upon the completion of one full trading day after the public announcement of earnings for such quarter (a “Quarterly Restricted Period”).

Persons Covered by Quarterly Restrictions
The Quarterly Restricted Period prohibitions apply to:
•all Directors;
•all Section 16 Officers, Executive Committee Members and Employees who report to Executive Committee Members;
•such other Employees as are designated from time to time by a member of the Corporate Secretary’s office as being subject to Quarterly Restricted Period prohibitions (together with Section 16 Officers, Executive Committee Members and Employees who report to Executive Committee Members, the “Designated Employees”);
•all family members of Directors and Designated Employees who share the same address as, or are financially dependent on, the Director or Designated Employee and any other person who shares the same address as the Director or Designated Employee (other than (1) an employee or tenant of the Director or Designated Employee or (2) another unrelated person whom a member of the Corporate Secretary’s office determines should not be covered by this Policy); and
•all corporations, partnerships, trusts or other entities (other than the Company) controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
§Special Restricted Periods
§The Company may from time to time notify all or certain Directors and/or Employees that an additional restricted period (a “Special Restricted Period”) is in effect in view of significant events or developments involving the Company. In such event, except as explicitly provided in this Policy, no such Director or Employee (or their applicable family members and entities included as Covered Persons) may purchase, sell or donate any securities of the Company during such Special Restricted Period or inform anyone else that a Special Restricted Period is in effect. (In this Policy, Quarterly Restricted Periods and Special Restricted Periods are each referred to as a “Restricted Period.”)
5.PRE-CLEARANCE BY DIRECTORS AND SECTION 16 OFFICERS

Notice and Pre-Clearance of Transactions
Pre-Transaction Clearance

No Director, Section 16 Officer or such other Employee as is designated from time to time by a member of the Corporate Secretary’s office (each, a “Pre-Clearance Person”) may purchase, sell, donate or otherwise acquire or dispose of securities of the Company (other than in a transaction that is excepted from this Policy under Section 6), or adopt, modify, or terminate any 10b5-1 Plan, unless such person pre-clears the transaction or 10b5-1 Plan with a member of the Corporate Secretary’s office.
A request for pre-clearance shall be made in accordance with the procedures established by the Corporate Secretary. A member of the Corporate Secretary’s office shall have sole discretion to decide whether to clear any contemplated transaction or 10b5-1 Plan. (The Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel if the General Counsel is a Pre-Clearance Person.)
All transactions and 10b5-1 Plans that are pre-cleared must be effected (or adopted, amended, or terminated) no later than the fourth business day following receipt of the pre-clearance unless a specific exception has been granted by a member of the Corporate Secretary’s office. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected or a 10b5-1 Plan that has not been adopted, amended, or terminated during the four business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the applicable Pre-Clearance Person obtains material nonpublic information or becomes subject to a Restricted Period before the transaction is effected, the transaction may not be completed.
Post-Transaction Notice
Each Pre-Clearance Person shall also ensure that a member of the Corporate Secretary’s office receives immediate notice of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, and of the entry into, amendment, or early termination of any plan that cotemplates future transaction in Company securities. Such notification must be in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
Deemed Time of a Transaction
For purposes of these notification obligations, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, when the trade is executed, not when it settles).
6.EXCEPTIONS
§The prohibitions in Sections 3 and 4 on purchases, sales and donations of Company securities do not apply to:
•exercises of stock options, vesting of equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations upon exercising or vesting, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Employee or Director is in possession of material nonpublic information or, in the case of someone who is subject to a Restricted Period prohibition, during a Restricted Period;
•acquisitions of Company common stock under the Company’s 401(k), employee stock purchase plan, individual account plan or dividend reinvestment plan which are made pursuant to standing instructions not entered into or modified while the Employee or Director is in possession of material nonpublic information or, in the case of someone who is subject to a restricted period prohibition, during a Restricted Period, however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy;
•purchases of securities directly from the Company or sales of securities directly to the Company;
•transactions made pursuant to a binding contract, written plan or specific instruction which is adopted and operated in compliance with Rule 10b5-1 (a “10b5-1 Plan”); provided that any such 10b5-1 Plan of an Employee or Director complies with any Company’s guidelines applicabe to 10b5-1 Plans esablished by the Corporate Secrerary’s office;

•bona fide gifts to family members or family trusts also subject to this Policy under Section 3;
•transferring shares of Company common stock to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that the Covered Person controls, or to an inter vivos trust of which the Covered Person is the sole beneficiary during his or her lifetime);
•the purchase of stock through the Company’s employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy; or
•any other transaction, the specific facts of which are reviewed by a member of the Company’s Corporate Secretary’s Office and determined by such person not to constitute a violation of applicable insider trading law.

7.PENALTIES FOR VIOLATION
§Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment for cause.
8.OTHER MATTERS
Company Trading
Securities laws, including prohibitions on insider trading, apply when the Company transacts in its own securities. The Company’s policy is to comply with applicable law, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of material non-public information.
Regulation BTR
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and Section 16 Officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a Director or officer of the Company, except as permitted by Regulation BTR.
Limitation of Liability
None of the Company, MiniMed Group, Inc.’s Chief Financial Officer, General Counsel, members of the Corporate Secretary’s office or the Company’s other Employees will have any liability for any action taken or inaction in connection with the administration of this Policy. Notwithstanding any pre-clearance of a transaction described in Section 5 or review of a 10b5-1 Plan described in Section 6, none of the Company, MiniMed Group, Inc.’s Chief Financial Officer, General Counsel, members of the Corporate Secretary’s office or the Company’s other Employees assumes any liability for the legality or consequences of such transaction or 10b5-1 Plan to the person engaging in or adopting such transaction or 10b5-1 Plan.
§Administration
MiniMed Group, Inc.’s General Counsel is generally responsible for the administration of this Policy, which includes authority to interpret, construe, grant waivers under, and make other determinations in connection with, such administration. MiniMed Group, Inc.’s General Counsel may select others to assist in such administration.
Questions
Questions regarding this Policy should be directed to a member of the Corporate Secretary’s office.